Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately

Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727 Dave Urban, vice president, director of investor relations 414 765-7853

MARK F. FURLONG SUCCEEDS DENNIS J. KUESTER AS CEO OF MARSHALL & ILSLEY CORPORATION

• Board announces 14.8 percent increase to quarterly cash dividend

• David S. Lubar elected to board of directors

Milwaukee, Wis. – April 24, 2007 – Marshall & Ilsley Corporation (NYSE: M&I) announced that Dennis J. Kuester, 65, retired as CEO today in connection with the Corporation’s Annual Meeting of Shareholders.  He is succeeded by Mark F. Furlong, 50, who will serve as CEO of both the Corporation and M&I Marshall & Ilsley Bank. Kuester will continue to serve as chairman of the board.  This transition was announced in December 2006 as part of the Corporation’s succession plan for senior executives.

Marshall & Ilsley Corporation’s board of directors has increased the quarterly cash dividend on its common stock 14.8 percent to $0.31 per share from $0.27 per share. The cash dividend is payable on June 8, 2007, to shareholders of record at the close of business as of May 25, 2007.

David J. Lubar was elected to Marshall & Ilsley Corporation’s board of directors.  Lubar, 52, is president of Lubar & Co. Incorporated, a private equity investment firm and family office located in Milwaukee. He serves on the boards of directors for Lubar & Co., Lake Express, Marshall Erdman & Associates, Rockland Industrial Products, Wrightwood Capital, the Milwaukee Brewers Baseball Club, the Wisconsin Policy Research Institute, and the Metropolitan Milwaukee Association of Commerce. In addition, Lubar serves on the advisory board for the University of Wisconsin-Milwaukee School of Business.

In addition, the following directors were re-elected:

Jon F. Chait, chairman of the board and CEO of Hudson Highland Group, Inc.

Dennis J. Kuester, chairman of the board

San W. Orr, Jr., chairman of the board and director of Wausau Paper Corp.

Debra S. Waller, chairman of the board and CEO of Jockey International, Inc.

George E. Wardeberg, retired, vice chairman of the board, Wisconsin Energy Corporation.

Shareholders also approved an amendment to the Company’s Restated Articles of Incorporation to declassify the board of directors.  In addition, shareholders approved the Marshall & Ilsley Corporation 2007 Equity Incentive Plan and the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for 2007.

The board of directors also reconfirmed M&I’s share repurchase program. This program gives M&I the ability to purchase annually up to 12 million shares of its issued and outstanding common stock. Purchases under this program may be made in open market or private transactions, in block trades, or in accelerated share repurchase programs or similar facilities.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $56.5 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 47 locations throughout Arizona; 30 offices along Florida’s west coast and central Florida; 17 offices in Kansas City and nearby communities; 17 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 16 offices in the greater St. Louis area. Metavante Corporation, a wholly owned subsidiary, provides a full array of technology products and services for the financial services industry. On April 3, 2007, Marshall & Ilsley Corporation announced its plans to split Metavante Corporation and Marshall & Ilsley Corporation into independent publicly traded companies. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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